                                                             EXHIBIT 4.4
                                    AMENDMENT
                                     TO THE
                        L-3 COMMUNICATIONS HOLDINGS, INC.
                         1999 LONG TERM PERFORMANCE PLAN

         Pursuant to Section 9 of the L-3 Communications Holdings, Inc. 1999
Long Term Performance Plan (the "1999 Plan"), the 1999 Plan is hereby amended as follows:

1. Subject to approval by the stockholders of L-3 Communications Holdings, Inc.
(the "Corporation") and effective as of the date such approval is received,
Section 5(a) shall read in its entirety as follows:

                           "(a) Aggregate Share Limit. Effective as of the date
                  such increase is approved by the Corporation's stockholders,
                  (i) the maximum number of shares of Stock that may be issued pursuant to all Awards under the Plan is increased from
                  8,000,000 to 14,500,000 and (ii) the maximum number of such shares of Stock that may be issued pursuant to all Awards of
                  Incentive Stock Options is 3,000,000, in each case subject to adjustment as provided in this Section 5 or Section 7. The maximum number of shares of Stock for which Options and Stock
                  Appreciation Rights (or Award other than a Performance Based
                  Award pursuant to Section 4(b)) may be granted during a
                  calendar year to any Employee shall be 500,000. Any Restricted
                  Stock grant may not exceed, in aggregate with all other
                  Restricted Stock grants under this Plan, two percent of the shares of Stock outstanding at the time of grant, subject to adjustment as provided in this Section 5 or Section 7."

3. Section 5(b) shall be amended by inserting the following immediately following the first sentence thereof:

                  "Effective as of May 20, 2002, '1,500,000' shall be
                  substituted for '750,000' wherever it appears in the previous sentence."

4. Section 6(b)(4) shall be deleted.

5. Section 8(d) shall read in its entirety as follows:

                           "(d) Express Authority to Change Terms of Awards. The
                  Committee may, at any time, alter or amend any or all Award
                  Agreements under this Plan in any manner that would be
                  authorized for a new Award under this Plan, including but not limited to any manner set forth in Section 9(d) (subject to any applicable limitations thereunder), except that no
                  amendment may change the exercise price or base price of an
                  Award, except in connection with an adjustment pursuant to
                  Section 7(a). Without limiting the Committee's authority under this plan (including Sections 7 and 9), but subject to any express limitations of this plan (including under Sections 7 and 9), the Committee shall have the authority to

                  accelerate the exercisability or vesting of an Award, to
                  extend the term or waive early termination provisions of an
                  Award (subject to the maximum ten-year term under Section
                  4(b)), and to waive the Corporation's rights with respect to an Award or restrictive conditions of an Award (including
                  forfeiture conditions), in any case in such circumstances as the Committee deems appropriate.